EXHIBIT 10.3A
EXECUTION COPY
FIRST AMENDMENT TO THE GLOBAL SETTLEMENT AGREEMENT
               THIS FIRST AMENDMENT TO THE GLOBAL SETTLEMENT AGREEMENT (this “Amendment”), is dated as of October 29, 2007, by and between Delphi Corporation (“Delphi”), on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases (together with Delphi, the “Debtors”), and General Motors Corporation (“GM”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
               WHEREAS, the Debtors commenced jointly administered cases under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
               WHEREAS, Delphi, on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases, and GM have entered into a Global Settlement Agreement dated as of September 6, 2007 (the “Agreement”);
               WHEREAS the Debtors have withdrawn without prejudice all of the 1113/1114 Motions; and
               WHEREAS, Delphi and GM have agreed to amend the Agreement pursuant to this Amendment.
               NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Nineteenth WHEREAS Clause. The date “September ___, 2007” in the nineteenth whereas clause of the Agreement is hereby replaced with the date “September 6, 2007”.

2.	New Twenty-Second WHEREAS Clause. The following new whereas clause shall be added to the Agreement after the twenty first whereas clause thereof: “WHEREAS, on or about October 29, 2007, the Debtors filed with the Bankruptcy Court certain proposed amendments to the Disclosure Statement and Plan and to certain exhibits thereto, including this Agreement and the Restructuring Agreement;”

3.	Section 1.10 “Benefit Guarantee Term Sheets”. In the definition of “Benefit Guarantee Term Sheets”, the words “Non-Represented Term Sheet” are hereby deleted and replaced with the words “Non-Represented Employees Term Sheet”.

4.	New Section 1.24(a) “DHMO”. The following Section 1.24(a) shall be added to the Agreement after Section 1.24 thereof:

““DHMO” shall mean “dental health maintenance organization.””

5.	Section 1.30 “Effective Date”. Section 1.30 is hereby replaced in its entirety with the following: ““Effective Date” shall mean the Business Day determined by the Debtors as provided in Article 1.68 of the Plan on which all conditions to the consummation of the Plan set forth in Article 12.2 of the Plan have been either satisfied or waived and the day upon which the Plan is substantially consummated.”

6.	Section 1.32 “EPCA”. Section 1.32 is hereby replaced in its entirety with the following: ““EPCA” shall mean that certain Equity Purchase and Commitment Agreement, dated August 3, 2007 as amended pursuant to an amendment filed with the Bankruptcy Court on October 29, 2007, between Delphi and the Plan Investors, without giving effect to any subsequent amendments, waivers, or other modifications thereto.”

7.	New Section 1.45(a) “HMO”. The following Section 1.45(a) shall be added to the Agreement after Section 1.45 thereof:

““HMO” shall mean “health maintenance organization.””

8.	Section 1.54 “IP License”. The date “September ___, 2007” in Section 1.54 of the Agreement is hereby replaced with the date “September 6, 2007”.

9.	Section 1.89 “Plan”. Section 1.89 is amended by adding the words “ and amended as per the amended terms filed with the Bankruptcy Court on October 29, 2007” after the words “September 6, 2007”.

10.	Section 1.96 “Restructuring Agreement”. Section 1.96 is hereby replaced in its entirety with the following: ““Restructuring Agreement” shall mean the Master Restructuring Agreement between Delphi and GM, dated as of September 6, 2007, as amended.”

11.	Section 2.01 “The Labor MOUs.” In Section 2.01, the words “Non-Represented Term Sheet” are hereby deleted and replaced with the words “Non-Represented Employees Term Sheet”.

12.	Section 2.02(b)(v). In Section 2.02(b)(v), the word “Final” is hereby deleted and replaced with the word “final”.

13.	Section 4.04 “Cash to Be Paid to GM”. Section 4.04 is replaced in its entirety with the following:
               “Consideration to be Received by GM.
               (a) On the Effective Date, and pursuant to the Plan, Delphi shall provide the following consideration to GM (collectively, the “Consideration”): (i) $1.5 billion in a combination of at least $750 million in cash and a 2nd lien note (the “GM Note”) with the amount of such cash and the terms of the GM Note established as set forth in Exhibit F hereto; provided, however, that terms other than those set forth in Exhibit F and the form of the GM Note must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit F may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, and (ii) $1.2 billion in junior preferred convertible stock with the terms set forth in Exhibit G hereto; provided, however, that terms other than those set forth in Exhibit G and the form of the certificate of designation of the junior preferred convertible stock must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit G may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
               (b) The Consideration to be received by GM pursuant to this section 4.04 and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by the GM-Related Parties against the Debtors in the Chapter 11 Cases, including those asserted in the GM Proof of Claim, and (ii) settlement of the GM Proof of Claim.”
14.	Section 5.01 “Bankruptcy Court Filing”. The following sentence shall be added to the Agreement at the end of Section 5.01 thereof: “Simultaneously with the filing of the proposed amendments to the Plan with the Bankruptcy Court on or about October 29, 2007, the Debtors shall file an amendment to this Agreement with the Bankruptcy Court as an exhibit to the Plan.”

15.	Section 6.01(d). Section 6.01(d) is replaced in its entirety with the following: “The Effective Date shall have occurred and GM shall have received the Consideration;”.

16.	Section 7.03(e). Section 7.03(e) is replaced in its entirety with the following: “by GM if it shall not have received the Consideration by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008.”

17.	Section 7.25 October Amendments. The following Section 7.25 shall be added to the Agreement after Section 7.24 thereof:
               “Notwithstanding anything contained herein, the Parties agree that amendments to be made to the Plan or the EPCA in the form (other than immaterial and non-substantive changes) of the drafts of the amendment to the Plan filed with the Bankruptcy Court on October 29, 2007 and the EPCA amendment filed with the Bankruptcy Court on October 29, 2007, shall not result in the non-satisfaction of the condition set forth in Section 6.01(c) hereof or in the triggering of the termination right set forth in Section 7.03(b) hereof.”
18.	Effect of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

This Amendment shall operate as an amendment of the provisions of the Agreement referred to specifically herein. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the Agreement, subject to the provisions of Article VI thereof, shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

19.	Termination of Amendment. Notwithstanding anything to the contrary in this Amendment, (i) if the EPCA amendment in the form filed with the Bankruptcy Court on October 29, 2007 (other than with immaterial and non-substantive changes), has not have been signed by all parties to the EPCA by November 17, 2007 or the Bankruptcy Court has not entered an order approving such amendment that has become a Final Order by November 30, 2007, this Amendment shall be terminable by either Delphi or GM upon the provision of written notice to the other party, and (ii) upon provision of such written notice, this Amendment shall be null and void as if it had never been entered into by Delphi and GM.

20.	Miscellaneous. The provisions of Sections 7.05, 7.06, 7.08, 7.09, 7.10, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22 and 7.24 of the Agreement shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION,		GENERAL MOTORS CORPORATION
including on behalf of its Debtor subsidiaries and Debtor Affiliates

By:	/s/ John D. Sheehan Name: John D. Sheehan	By:	/s/ Frederick A. Henderson Name: Frederick A. Henderson
	Title: Vice President, Chief Restructuring Officer		Title: Vice Chairman and Chief Financial Officer

EXHIBIT F
     The terms of the GM Note shall be determined as follows:
o	2nd lien exit financing of $1.5 billion (net of OID1) having a maturity of 8 years from the date of initial issuance, and issued under a single credit facility, allocated as follows:
▪	At least $750 million (net of OID) in a note with market clearing terms and covenants acceptable to Delphi to be raised from a third-party financing source prior to emergence. All cash proceeds from the 2nd lien financing to be paid to GM.[2]

▪	$750 million (net of OID), as reduced by any cash proceeds above $750 million as referred to above or as reduced below, in a note provided to GM having the same terms as provided in connection with the third-party financing. The 2nd lien credit agreement will provide that at any time that GM holds more than $500 million (net of OID) of the Notes that any matter requiring approval of less than 100% of the Noteholders shall require the following approvals to be effective: (1) if GM votes in favor of the matter, the approval of at least one-third of the non-GM Noteholders (determined by principal amount); or (2) if GM does not vote in favor of the matter, the approval of at least two-thirds of the non-GM Noteholders (determined by principal amount). No other special voting rights shall be included in the 2nd lien credit agreement.

▪	Third party financing source (i.e., the initial purchaser or underwriter) will have the right, through the emergence date, to replace GM on up to $500 million (net of OID) of the note being provided to GM in which case cash in the amount of any such replacement shall be paid to GM and its note (net of OID) shall be reduced by such amount.

▪	If the 1st lien exit financing is greater than $3.7 billion (net of OID), an amount of cash equal to such excess (the “Excess Amount”) will be paid to GM as part of its recovery and the 2nd lien financing will be reduced by such amount (with at least 50% of the remaining 2nd lien financing allocated to the third party financing source), provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an ABL revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount

[1]	For all purposes of this Exhibit, OID excludes any fees paid to underwriters or agents

[2]	To the extent that the ABL revolving credit facility (to the exclusion of any other portion of the 1st lien exit facility) has a first priority lien on any assets and the term loan portion of the 1st lien financing has a 2nd lien, the notes subject to the 2nd lien financing shall have a third lien on such assets.

and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the 2nd lien financing will be reduced by such amount paid to GM as provided above.

o	GM shall not have registration rights with respect to the GM Note.

o	Subject to the following sentence, the collateral and guarantee package for the 2nd lien financing will be substantially the same as that for the 1st lien financing. The 2nd lien facility shall not have a lien on the assets (other than the stock of the first tier foreign subsidiaries) solely securing the European portions of the 1st lien facility.

o	The GM Note shall be subject to a 6 month lock-up from the effectiveness of the Plan of Reorganization, provided however that, during such lock-up period, GM shall not be restricted from selling second lien notes if such notes are sold to investors at a price at least equal to par less any original issue discount (the “Threshold Price”), or below the Threshold Price, if GM makes a pro rata payment to the other holders of 2nd lien notes equal to the product of (i) the absolute difference (measured in basis points) between the actual price at which GM notes are sold by GM and the Threshold Price and (ii) the face amount of the 2nd lien notes held by others prior to giving effect to the sale of the GM notes.

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Cooperation with Marketing	At any time and from time to time after the six month anniversary of the effectiveness of the Plan of Reorganization (or sooner after such effectiveness if the anticipated sales of the notes shall be in accordance with the foregoing provisions of Exhibit F), upon the delivery of a notice from GM that it intends to market no less than $175 million in principal amount of the Notes with a proposed closing date no less than 20 days from the date of such notice, the Company shall use commercially reasonable efforts to take all actions that GM may reasonably request as being required in connection with the marketing, sale or syndication of the Notes, including, as soon as reasonably practical, (i) assisting in the preparation of a confidential information memorandum and other marketing material, and if the Notes are not then rated, rating agency material, (ii) making appropriate officers of the Company available for meetings and/or calls with potential lenders, and if the Notes are not then rated, rating agencies, at such times and places as GM may reasonably request, (iii) subject to reasonably satisfactory confidentiality arrangements, provide all information concerning the Company reasonably requested by GM for the successful marketing, sale or syndication of the Notes, and (iv) subject to reasonably satisfactory confidentiality arrangements, provide to GM the names, and contact details of, and the amount of Notes held by all other holders of Notes. In connection with any marketing, sale or syndication of the Notes, the Company will cause its officers to execute and deliver all customary documents reasonably requested under the circumstances by GM, its counsel and any book running managers or syndication agents and to the extent requested by GM will otherwise provide GM with reasonable and customary cooperation and assistance under the circumstances. GM and the Company shall each bear their own out of pocket expenses and other costs incurred in connection with the foregoing (it being understood that GM shall pay the fees and expenses of any book running mangers or syndication agents engaged in the marketing of the Notes that GM holds).

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Notwithstanding the foregoing, in no event shall the Company be required to (A) take any actions that are not customarily taken by issuers in connection with the initial issuance of indebtedness similar to the Notes, (B) enter into any agreements with any book running manager or syndication agent other than, if the conditions set forth in the following sentence are satisfied, any such agreement that both (I) is with one or more nationally recognized investment banks, and (II) does not impose any obligation on the Company other than (x) customary and reasonable indemnifications under the circumstances and (y) other obligations consistent with the foregoing provisions of this section, (C) amend or otherwise modify the terms of the Notes or (D) agree to not issue or market other indebtedness during the marketing period for the Notes

The Company shall not be obligated to enter into any such agreements with any such book running manager or syndication agent unless: (i) the Company has approved such book running manager or syndication agent, such approval not to be unreasonably withheld; (ii) the Company has the right to approve, such approval not to be unreasonably withheld, any confidential offering memorandum and all other marketing material and, if the Notes are not then rated, rating agency material to be used in connection with such marketing, sale or syndication of the Notes; and (iii) the indemnifications by the Company set forth therein have exceptions for willful misconduct or gross negligence on the part of GM, the book running manager(s) or syndication agent(s) and other customary and reasonable exceptions.

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EXHIBIT G
SUMMARY OF TERMS OF SERIES C PREFERRED STOCK
     Set forth below is a summary of indicative terms for the preferred stock of Delphi Corporation to be issued to General Motors Corporation pursuant to a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Series C Preferred Stock Holder:	General Motors Corporation (“GM”).

Securities to be Issued:	26,666,667 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) with a stated value of $45 per share (the “Stated Value”).

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Series C Preferred Stock shall receive, out of legally available assets of the Company, a preferential distribution in cash in an amount equal to the Stated Value plus any unpaid dividends to which it is entitled. Consolidation or merger or sale of all or substantially all of the assets of the Company shall not be a liquidation, dissolution or winding up of the Company.

Ranking:	Junior to the Company’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock (the “Senior Preferred Stock”) with respect to any distributions upon liquidation, dissolution or winding up of the Company. Senior to Common Stock with respect to any distributions upon liquidation, dissolution, winding up of the Company. The Company shall be permitted to issue new capital stock that is senior to or pari passu with the Series C Preferred Stock with respect to distributions upon liquidation, dissolution or winding up and other rights.

While any bankruptcy event is pending: (i) there shall be no dividends or other distributions on shares of Common Stock or other securities that do not, by their terms, rank senior to or pari passu with the Series C Preferred Stock (“Junior Stock”) or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the Series C Preferred Stock is paid its Stated Value plus any dividends to which it is entitled in full; and (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock in each case in cash unless the Series C Preferred Stock has first been paid in full in cash its Stated Value plus any unpaid dividends to which it is entitled.

Conversion of Preferred Stock into Common Stock:	Each share of Series C Preferred Stock shall be convertible at any time, without any payment by the Series C Preferred Stock Holder, into a number of shares of Common Stock equal to (i) the Stated Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $45, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Series C Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will be identical to the anti-dilution protection afforded to the Series B Senior Convertible Preferred Stock.[1] Any unpaid dividends to which the Series C Preferred Stock is entitled shall be paid upon any such conversion.

Any Series C Preferred Stock held by GM or its affiliates that is converted into Common Stock shall be converted into shares of Common Stock which, so long as such shares are held by GM or its affiliates, cannot be voted other than with respect to (a) an NPIF Transaction (as defined below) and (b) a Change of Control Transaction (as defined below) in which the consideration to be paid for such shares of Common Stock held by GM or its affiliates is not (i) equal to or greater than $45 per share of such Common Stock (with such $45 per share consideration to be proportionally adjusted to reflect any stock splits or stock recombinations effecting such shares of Common Stock) and (ii) paid in full in cash; provided, that upon the transfer by GM or its affiliates of such Common Stock to a transferee that is not GM or an affiliate of GM, the restriction on voting such Common Stock shall no longer apply.

Dividends:	None, except that if any dividends are declared and paid on the Common Stock, each share of Series C Preferred Stock shall be entitled to receive the dividends that would have been payable on the number of shares of Common Stock that would have been issued with respect to such share had it been converted into Common Stock immediately prior to the record date for such dividend (“Dividend Participation”). At such time as the Company has declared and paid four consecutive quarterly cash

[1]	If a “Fundamental Change” occurs (i.e., merger, consolidation, asset sale, etc.) in which all or substantially all Common Stock is exchanged for or converted into stock, other securities, cash or assets, the Senior Preferred Stock has the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that it would have received if it had been converted immediately prior thereto. Series C Preferred Stock will also get this.

dividends on Common Stock and paid the Dividend Participation in full on the Series C Preferred Stock, the Series C Preferred Stock shall no longer be entitled to Dividend Participation.

Voting Rights:	The Series C Preferred Stock will not have any voting rights, except with respect to a Change of Control Transaction (as defined below) in which adequate provision is not made for the Series C Preferred Stock to be paid Stated Value and any unpaid dividends to which it is entitled in full in cash (an “NPIF Transaction”), it being understood that the making of the cash tender offer referred to in “Change of Control” below shall be deemed to constitute adequate provision being made for payment in full in cash; provided, that nothing shall prohibit the Series C Preferred Stock from being voted in any manner to the extent required by Section 242(b)(2) of the Delaware General Corporation Law. With respect to an NPIF Transaction, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the votes that it would otherwise have on an “as converted” basis. Upon a transfer by GM or its affiliates of the Series C Preferred Stock to someone other than GM or its affiliates in which there is no automatic conversion into Common Stock, as provided below under “Transferability,” the Series C Preferred Stock will vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to the holders of Common Stock.

Mandatory Redemption:	So long as no bankruptcy event is pending, the Company shall redeem up to $1 billion of outstanding Series C Preferred Stock to the extent of the proceeds received from exercise, within the six months following the effective date of the Company’s plan of reorganization, of warrants to be issued to the existing Common Stock holders pursuant to the Company’s plan of reorganization. Any such redemption of shares of Series C Preferred Stock shall be by payment in cash equal to the Stated Value plus any unpaid dividends to which it is entitled.

Transferability:	Upon any direct or indirect sale, transfer, assignment, pledge or other disposition (a “Transfer”) of any Series C Preferred Stock (other than a Transfer to an affiliate of GM or any Transfer completed at a time when there is a pending acceleration under the Company’s exit financing facility or any refinancing thereof), such Transferred Series C Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Price.

The Series C Preferred Stock and the shares of Common Stock underlying such Series C Preferred Stock, or any interest or participation therein shall be subject to the same 90-day transfer restriction applicable to Series B Senior Convertible Preferred Stock.

Amendments:	No provision of the certificate of designations for the Series C Preferred Stock may be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of a majority in aggregate Stated Value of the then outstanding Series C Preferred Stock.

Registration Rights:	GM shall be a party to the Registration Rights Agreement to which the holders of the Senior Preferred Stock are a party and GM and its affiliates shall be entitled to the same registration rights with respect to Common Stock underlying Series C Preferred Stock, which shall be deemed to be registrable securities, as are available with respect to the shares of Common Stock underlying the Series B Preferred Stock (other than with respect to the demand registration granted to holders of a majority of shares of Series B Preferred Stock). As a party to the Registration Rights Agreement, GM and its affiliates shall also be entitled to one demand registration (without the consent of any holders of the Senior Preferred Stock) in addition to the demand registrations after the Company is eligible to use Form S-3; provided, however, that any transferees of the shares of Common Stock underlying the Series C Preferred Stock, other than GM or an affiliate of GM, shall not be entitled to such demand registration (but shall be entitled to piggyback rights under the Registration Rights Agreement, subject to customary cutback provisions).

Change of Control:	In a merger, consolidation or sale of the Company involving a change of control of the Company (a “Change of Control Transaction”), holders of Series C Preferred Stock may elect to require (the “Change of Control Put”) that such holder’s shares of Series C Preferred Stock be redeemed by the Company for consideration, payable in cash and/or freely tradable marketable securities equal to the greater of (i) the consideration with a value equal to the fair market value of the Series C Preferred Stock and (ii) the Stated Value plus any unpaid dividends to which it is entitled. The Series C Preferred Stock may only receive payment with respect to its Change of Control Put if each holder of Senior Preferred Stock who has elected to exercise its redemption option in a Change of Control Transaction has first received payment in full in cash and/or freely tradable marketable securities upon exercise of its redemption option. The Company may not engage in any Change of Control Transaction unless adequate provision is made for the payment of the Change of Control Put in full. For the purpose of this provision, equity securities that are listed on a national stock exchange and debt that is registered, or 144A debt instruments which contain customary A/B exchange registration rights, shall be marketable securities.

The holders of Senior Preferred Stock also have a redemption right with respect to a Change of Control Transaction (the “Senior Put Option”).

The holders of Series C Preferred Stock shall be entitled to receive, as consideration in a Change of Control Put, the same percentage of cash consideration as was paid or, but for the failure of the holders of Senior Preferred Stock to exercise the Senior Put Option, would have been paid to the holders of Senior Preferred Stock in connection with the exercise of a Senior Put Option; provided, that no holder of Series C Preferred Stock shall be entitled to any cash consideration upon exercise of a Change of Control Put if such cash consideration would result in Series C Preferred Stock receiving more cash, in the aggregate, than would have been payable to all holders of Senior Preferred Stock upon exercise of their Senior Put Options (unless holders of Senior Preferred Stock are entitled to receive payment on the exercise of the Senior Put Option of 100% in cash, in which case there shall be no limit on the cash payable to Series C Preferred Stock with respect to a Change of Control Put).

In the event of a Change of Control Put where all or a part of the consideration to be received is marketable securities, the fair market value of such securities shall be determined as follows:
•	If the consideration to be received is an existing publicly traded security, the fair market value shall be determined based on the market value of such security.

•	If the consideration to be received is not an existing publicly traded security, the fair market value (taking into account the liquidity of such security) shall reasonably be determined by the board of directors of the Company in good faith. If the holders of the Series A, B or C Preferred Stock object to the valuation of the board of directors, they may request that an appraisal be conducted to determine the fair market value of the consideration (taking into account the liquidity of such security). If such a request is made, the determination of the fair market value of the consideration shall be made by a nationally recognized investment banking, appraisal or valuation firm selected by the holders of the Series A, B and C Preferred Stock. If such holders cannot agree on a mutually acceptable appraisal firm, then the holders of the Series A-1 and A-2 Senior Convertible Preferred Stock, on the one hand, and the Series C Preferred Stock, on the other hand, shall each choose one appraisal firm and the respective chosen firms shall agree on another appraisal firm which shall make the determination. The cost of such appraisal shall be borne by the Company.

•	The determination of the fair market value of the consideration received in a Change of Control Transaction shall be determined within appropriate time periods to be agreed upon.

If, in connection with any Change of Control, the Company (or the acquiring company) makes a cash tender offer for all outstanding Senior Preferred Stock and Series C Preferred Stock, for at least the Stated Value of such securities (plus any accrued and/or unpaid dividends to which such securities are entitled), then the Change of Control Put right shall be deemed to have been satisfied.